Exhibit (a)(1)

COMPANY NOTICE TO HOLDERS OF

4.75% CONVERTIBLE SENIOR NOTES DUE 2027 ISSUED BY

HEALTH CARE REIT, INC.

CUSIP Number: 42217K AQ9

Reference is made to the Indenture, dated as of November 20, 2006 (the “Base Indenture”), between Health Care REIT, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and Supplemental Indenture No. 2, dated as of July 20, 2007 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee, relating to the Company’s 4.75% Convertible Senior Notes due 2027 (the “Notes”).

Redemption

Pursuant to Section 3.01 of the Supplemental Indenture and paragraph 6 of the Notes, the Company has the option to redeem all or any part of the Notes, in accordance with the terms, procedures and conditions outlined in the Indenture and the Notes.

NOTICE IS HEREBY GIVEN that the Company, pursuant to the terms and conditions of the Indenture and the Notes, including, without limitation, paragraph 6 of the Notes, will redeem all outstanding Notes ($168,086,000 aggregate principal amount as of June 14, 2012) on July 17, 2012 (the “Redemption Date”) at a price payable in cash equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (the “Redemption Price”). The Redemption Price does not include the interest accrued up to July 15, 2012, which will be paid to the holders of the Notes (each, a “Holder”) of record as of July 1, 2012, but will include interest for July 16, 2012. July 15, 2012 is a Sunday, so such regular interest payment will be made on July 16, 2012.

The Company will deposit the appropriate amount of cash required to pay the Redemption Price with The Bank of New York Mellon Trust Company, N.A., which is serving as the paying agent (the “Paying Agent”), before 10:00 a.m. on the Redemption Date. Payment of the Redemption Price will be made on the Redemption Date upon surrender of the Notes to the Paying Agent.

Unless there is a default in the payment of the Redemption Price or accrued and unpaid interest, interest on the Notes will cease to accrue on and after the Redemption Date, except as otherwise provided in the Indenture, the Notes will cease to be convertible after the close of business on July 16, 2012, and all rights of the Holders shall terminate on and after the Redemption Date, other than the right to receive, upon surrender of the Notes and in accordance with the Indenture, the amounts due on such Notes upon redemption, in accordance with the terms, procedures and conditions outlined in the Indenture and the Notes.

The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through The Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for redemption hereunder must be redeemed through DTC’s applicable redemption program procedures, subject to the terms and conditions of that system.

Conversion Option

Pursuant to Section 8.01 of the Supplemental Indenture and paragraph 10 of the Notes, each Holder has the option to convert all or a portion of its Notes during the period beginning on the date of this notice and ending at the close of business on July 16, 2012, unless there is a default in the payment of the Redemption Price or accrued and unpaid interest. Such conversion must be in accordance with the terms, procedures and conditions outlined in the Indenture and the Notes, including, without limitation, the requirements of Article VIII of the Indenture.

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture that, at the option of each Holder (the “Conversion Option”), the Notes will be converted into cash and, if applicable, shares of the Company’s common stock, $1.00 par value per share (“Common Stock”), upon the terms and subject to the conditions set forth in the Indenture and the Notes. The conversion rate of the Notes is 20.2439 shares of Common

Stock per $1,000 principal amount of the Notes (the “Conversion Rate”), which results in a conversion price of approximately $49.40 per share of Common Stock (the “Conversion Price”). If the Company declares and ultimately pays any additional dividends on the shares of the Common Stock in excess of $0.66 per share, then the Conversion Rate will be increased effective immediately prior to the open of business on the ex date for the dividend. The increased Conversion Rate would be effective for any trading day in a Cash Settlement Averaging Period (as defined in the Indenture) that is on or after the ex date for the dividend.

We refer to the cash due upon conversion as the “principal return” and the shares of Common Stock, if any, that are due upon conversion as the “net shares.” In connection with a conversion, a Holder will receive (1) the principal return, which will not exceed the principal amount of the Notes, and (2) net shares, if the sum of the Daily Net Shares (as defined in the Indenture) for each trading day in the Cash Settlement Averaging Period (as defined in the Indenture) for such conversion is greater than or equal to one.

If a holder converts any Notes prior to the close of business on July 1, 2012, the record date for the next regular interest payment on the Notes, such holder will not receive the interest payment to be paid on July 16, 2012. Rather, the accrued interest will be deemed paid in full by the consideration paid to the holder upon conversion. However, if a holder converts any Notes after the close of business on such record date and prior to the close of business on July 16, 2012, then the accrued interest will be paid on July 16, 2012 to the holder of record of the Notes at the close of business on the record date.

To convert a certificated Note pursuant to the Conversion Option, a Holder must (1) complete and sign a conversion notice, with appropriate signature guarantee, on the back of each Note, (2) surrender the Notes to The Bank of New York Mellon Trust Company, N.A., which is serving as the conversion agent (the “Conversion Agent”), (3) furnish appropriate endorsements and transfer documents if required by the registrar or the Conversion Agent, (4) pay the amount of interest, if any, the Holder must pay in accordance with the Indenture, and (5) pay any tax or duty if required pursuant to the Indenture.

To convert interests in a global Note, the Holder must comply with DTC’s applicable conversion program procedures.

The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for conversion hereunder must be converted through DTC’s applicable conversion program procedures, subject to the terms and conditions of that program.

A Holder may convert a portion of the Notes. The converted portion must be a principal amount of $1,000 or a multiple of $1,000.

Put Option

Pursuant to Section 3.08 of the Supplemental Indenture and paragraph 8 of the Notes, each Holder has an option to require the Company to purchase all or a portion of its Notes, in accordance with the terms, procedures and conditions outlined in the Indenture and the Notes, on July 16, 2012, since July 15, 2012 is a Sunday (the “Repurchase Date”).

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture that, at the option of each Holder (the “Put Option”), the Notes will be purchased by the Company for a purchase price (the “Repurchase Price”) in cash equal to 100% of the principal amount of the Notes being purchased, plus any accrued and unpaid interest to, but not including, the Repurchase Date, upon the terms and subject to the conditions set forth in the Indenture, the Notes, this Company Notice and the related notice materials, as amended and supplemented from time to time (collectively, the “Option Documents”). Holders may surrender their Notes commencing on June 14, 2012 until 5:00 p.m., New York City time, on July 13, 2012 (the “Expiration Date”). In order to exercise the Put Option, a Holder must follow the procedures contained in the Option Documents.

The Repurchase Date is an Interest Payment Date (as defined below) under the terms of the Indenture. Accordingly, the interest accrued up to the Repurchase Date will be paid to the Holders of record of the Notes as of July 1, 2012, the regular record date, and we expect that there will be no accrued and unpaid interest due as part of the Repurchase Price.

As described above, we have called the Notes for redemption on the Redemption Date. This means that if you do not timely exercise the Put Option or the Conversion Option, the Notes will be redeemed on the Redemption Date. All rights of the Holders will terminate on and after Redemption Date, other than the right to receive, upon surrender of the Notes and in accordance with the Indenture, the amounts due on such Notes upon redemption, in accordance with the terms, procedures and conditions outlined in the Indenture and the Notes. The Redemption Price (paid in connection with the redemption) and the Repurchase Price (paid in connection with the exercise of the Put Option) will be the same, except that in connection with the redemption, Holders also will receive accrued and unpaid interest for July 16, 2012. Holders that exercise the Put Option will not receive accrued and unpaid interest for July 16, 2012.

The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program, subject to the terms and conditions of that system.

To exercise your option to have the Company purchase the Notes and to receive payment of the Repurchase Price, you must validly deliver your Notes to the Paying Agent through DTC’s transmittal procedures on or after June 14, 2012 but prior to 5:00 p.m., New York City time, on the Expiration Date. Notes surrendered for purchase may be withdrawn by the Holders of such Notes at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The right of Holders to surrender Notes for purchase pursuant to the Put Option expires at 5:00 p.m., New York City time, on the Expiration Date.

General Information

The Bank of New York Mellon Trust Company, N.A. is the Paying Agent and the Conversion Agent. The address of the Paying Agent and the Conversion Agent is:

The Bank of New York Mellon Trust Company, N.A.

Corporate Trust – Reorganization Unit

101 Barclay Street – 7 East

New York, NY 10286

Attention: Diane Amoroso

Phone: (212) 815-2742

Fax: (212) 298-1915

Additional copies of this Company Notice may be obtained from the Paying Agent and the Conversion Agent at its address set forth above.

This Company Notice is being sent pursuant to Sections 3.04, 3.08 and 8.01 of the Supplemental Indenture and the provisions of the Notes. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

The date of this Company Notice is June 14, 2012.

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ACCOUNTING TREATMENT OF THE REDEMPTION, THE PUT OPTION AND THE CONVERSION OPTION		15

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES		16

1.	U.S. Holders	16

2.	Non-U.S. Holders	18

ADDITIONAL INFORMATION		20

NO SOLICITATIONS		20

DEFINITIONS		21

CONFLICTS		21

SCHEDULE A INFORMATION ABOUT THE EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY		A-1

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No person has been authorized to give any information or to make any representations other than those contained in this Company Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Company Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Notice shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Company, its board of directors (the “Board of Directors”) or its employees is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Put Option or the Conversion Option. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Put Option or the Conversion Option and, if so, the amount of Notes for which to exercise the Put Option or the Conversion Option.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the redemption, the Put Option and the Conversion Option. To understand the redemption, the Put Option and the Conversion Option fully and for a more detailed description of the terms of the redemption, the Put Option and the Conversion Option, we urge you to read carefully the remainder of this Company Notice because the information in this summary is not complete and the remainder of this Company Notice contains additional important information. We have included page references to direct you to a more detailed description of the topics in this summary.

Who is obligated to purchase my Notes?

Health Care REIT, Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”), is obligated, at your option, to purchase its 4.75% Convertible Senior Notes due 2027 (the “Notes”) pursuant to the Put Option. (See Section 2.1.)

Why is the Company obligated to purchase my Notes?

The right of each holder (each, a “Holder”) of the Notes to sell and our obligation to purchase the Notes pursuant to the Put Option is a term of the Notes under the Indenture, dated as of November 20, 2006 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and Supplemental Indenture No. 2, dated as of July 20, 2007 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee, and has been a right of Holders from the time the Notes were issued. We are required to repurchase the Notes of any Holder exercising the Put Option (as defined below) pursuant to the terms of the Notes and the Indenture. (See Section 2.1.)

What securities is the Company obligated to purchase?

We are obligated to purchase all of the Notes surrendered at the option of the Holder thereof. As of June 13, 2012, there was $168,086,000 in aggregate principal amount of the Notes outstanding. (See Section 2.1.)

Does the Company have the right to redeem my Notes at this time?

Yes. The Company has the right to redeem the Notes at any time on or after July 15, 2012 for cash at a price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest. This Company Notice provides holders with notice that the Company has decided to redeem all outstanding Notes on July 17, 2012 (the “Redemption Date”). (See Section 2.5.)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, upon exercise of the Put Option, we will pay, in cash, a purchase price (the “Repurchase Price”) equal to 100% of the principal amount of the Notes being purchased, plus any accrued and unpaid interest to, but excluding, July 16, 2012, since July 15, 2012 is a Sunday (the “Repurchase Date”), with respect to any and all Notes validly surrendered for purchase and not withdrawn. The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or our Common Stock (as defined below). The Repurchase Date is an Interest Payment Date (as defined below) under the terms of the Indenture. Accordingly, the interest accrued up to the Repurchase Date will be paid to the Holders of record of the Notes as of the applicable Regular Record Date (as defined below), and we expect that there will be no accrued and unpaid interest due as part of the Repurchase Price. (See Section 2.2.)

Pursuant to the terms of the Indenture and the Notes, in connection with a redemption, we will pay, in cash, a price equal to 100% of the principal amount of the Notes being redeemed, plus any accrued and unpaid interest to, but excluding the Redemption Date (the “Redemption Price”). The Redemption Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or our Common Stock (as defined below). The Redemption Date is one day after an Interest Payment Date (as defined below) under the terms of the Indenture. Accordingly, the interest accrued up to the Redemption Date will be paid to the Holders of record of the Notes as of the applicable Regular Record Date (as defined below), and we expect that the only accrued and unpaid interest due as part of the Redemption Price will be for July 16, 2012. (See Section 2.5.)

How can I determine the market value of the Notes?

There currently is a limited trading market for the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our common stock, $1.00 par value per share (“Common Stock”), our operating results and the market for similar securities. Holders are urged to obtain current market information for the Notes, to the extent available, and our Common Stock before making any decision with respect to the Put Option. Our Common Stock, into which the Notes are convertible, is listed on the New York Stock Exchange (the “NYSE”) under the symbol “HCN.” On June 12, 2012, the closing sale price of our Common Stock on the NYSE was $55.41 per share. (See Section 2.4.)

Is the Company making any recommendation about the Put Option?

Neither the Company nor its Board of Directors or employees are making any recommendation as to whether you should exercise or refrain from exercising the Put Option. You must make your own decision whether to exercise the Put Option and, if so, the amount of Notes for which to exercise the Put Option. (See Section 2.2.)

When does the Put Option expire?

The Put Option expires at 5:00 p.m., New York City time, on July 13, 2012 (the “Expiration Date”). We will not extend the period that Holders have to exercise the Put Option unless required to do so by applicable law (including, but not limited to, the federal securities laws). (See Section 2.1.)

What are the conditions to the Company’s purchase of the Notes?

Provided that the Company’s purchase of validly surrendered Notes pursuant to the Put Option is not unlawful, the purchase will not be subject to any conditions other than satisfaction of the procedural requirements described in this Company Notice. Delivery of Notes by book-entry transfer electronically through the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) is a condition to the payment of the Repurchase Price to the Holder of such Notes. (See Sections 2.1 and 3.3.)

How do I surrender my Notes?

To surrender your Notes for purchase pursuant to the Put Option, you must surrender the Notes through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holders desire to surrender their Notes and instruct such nominee to surrender the Notes on their behalf through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date.

Holders who are DTC participants should surrender their Notes electronically through ATOP, subject to the terms and procedures of that system, on or before 5:00 p.m., New York City time, on the Expiration Date.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date. By surrendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Put Option set forth in this Company Notice. (See Section 3.)

If I exercise the Put Option, when will I receive payment for my Notes?

We will accept for payment all validly surrendered Notes promptly upon expiration of the Put Option. We will, prior to 10:00 a.m., New York City time, on July 16, 2012, deposit with the Paying Agent the appropriate amount of cash required to pay the Repurchase Price for the surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole Holder of record. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (See Section 5.)

Can I withdraw Notes previously surrendered pursuant to the Put Option?

Yes. To withdraw Notes previously surrendered pursuant to the Put Option, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on the Expiration Date.

You bear the risk of untimely withdrawal of previously surrendered Notes. You must allow sufficient time for completion of the DTC procedures before 5:00 p.m., New York City time, on the Expiration Date. (See Section 4.)

Do I need to do anything if I do not wish to exercise the Put Option?

No. If you do not surrender your Notes before the expiration of the Put Option, we will not purchase your Notes and such Notes will remain outstanding subject to their existing terms. However, we have called the Notes for redemption on the Redemption Date. This means that if you do not timely exercise the Put Option or the Conversion Option, the Notes will be redeemed on the Redemption Date. All rights of the Holders will terminate on and after Redemption Date, other than the right to receive, upon surrender of the Notes and in accordance with the Indenture, the amounts due on such Notes upon redemption, in accordance with the terms, procedures and conditions outlined in the Indenture and the Notes. (See Section 2.5.)

If I choose to surrender my Notes for purchase, do I have to surrender all of my Notes?

No. You may surrender all of your Notes, a portion of your Notes or none of your Notes. If you wish to surrender a portion of your Notes for purchase, however, you must surrender your Notes in a principal amount of $1,000 or a multiple of $1,000. (See Section 3.)

If I do not surrender my Notes for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Notes for purchase, your conversion rights will not be affected. You will continue to have the right to convert the Notes into shares of our Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. However, we have called the Notes for redemption on the Redemption Date. This means that if you do not timely exercise the Put Option or the Conversion Option, the Notes will be redeemed on the Redemption Date. All rights of the Holders will terminate on and after Redemption Date, other than the right to receive, upon surrender of the Notes and in accordance with the Indenture, the amounts due on such Notes upon redemption, in accordance with the terms, procedures and conditions outlined in the Indenture and the Notes. (See Section 2.3.)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Notes for purchase pursuant to the Put Option?

The receipt of cash in exchange for Notes pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes and you may recognize income, gain or loss. We recommend that you consult with your tax advisor regarding the actual tax consequences to you. (See “Certain U.S. Federal Income Tax Consequences.”)

Is the Put Option separate from the Conversion Option?

Yes. The right of each Holder to convert the Notes pursuant to the Conversion Option is a term of the Notes under the Indenture and is separate from the right of each Holder to sell the Notes to the Company pursuant to the Put Option.

When can I convert my Notes pursuant to the Conversion Option?

The Notes, at the option of each Holder, may be converted at any time beginning on June 14, 2012 and ending at the close of business on July 16, 2012 upon the terms and subject to the conditions set forth in the Indenture and the Notes. (See Section 2.3 and “Important Information Concerning the Conversion Option.”)

Do I receive shares of Common Stock upon conversion of my Notes pursuant to the Conversion Option?

Possibly. The Notes, at the option of each Holder, are convertible into cash and, if applicable, shares of the Common Stock upon the terms and subject to the conditions set forth in the Indenture and the Notes. We refer to the cash due upon conversion as the “principal return” and the shares of Common Stock, if any, that are due upon conversion as the “net shares.” In connection with a conversion, a Holder will receive (1) the principal return, which will not exceed the principal amount of the Notes, and (2) net shares, if the sum of the Daily Net Shares for each trading day in the Cash Settlement Averaging Period for such conversion is greater than or equal to one. (See Section 2.3 and “Important Information Concerning the Conversion Option.”)

How do I convert my Notes pursuant to the Conversion Option?

To convert a certificated Note pursuant to the Conversion Option, a Holder must (1) complete and sign a conversion notice, with appropriate signature guarantee, on the back of each Note, (2) surrender the Notes to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the registrar or the Conversion Agent, (4) pay the amount of interest, if any, the Holder must pay in accordance with the Indenture, and (5) pay any tax or duty if required pursuant to the Indenture.

To convert interests in a global Note, the Holder must comply with DTC’s applicable conversion program procedures.

The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through The Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for conversion hereunder must be converted through DTC’s applicable conversion program procedures, subject to the terms and conditions of that program. (See “Important Information Concerning the Conversion Option.”)

Who is the Paying Agent and the Conversion Agent?

The Bank of New York Mellon Trust Company, N.A. is serving as Paying Agent in connection with the redemption and the Put Option and the Conversion Agent in connection with the Conversion Option. Its address, telephone and fax numbers are set forth on the front cover of this Company Notice.

Whom can I contact if I have questions about the redemption, the Put Option or the Conversion Option?

Questions and requests for assistance in connection with the redemption, the Put Option or the Conversion Option may be directed to the Paying Agent and the Conversion Agent at the address and telephone and fax numbers set forth on the front cover of this Company Notice.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1. Information Concerning the Company. Health Care REIT, Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”), is obligated to purchase its 4.75% Convertible Senior Notes due 2027 (the “Notes”) which have been surrendered for purchase pursuant to the Put Option (as defined below) and not withdrawn. The Notes are convertible into cash and shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), subject to the terms, conditions and adjustments specified in the Indenture and the Notes. The Company is both the “filing person” and the “subject company.”

We are a real estate investment trust that has been at the forefront of senior housing and health care real estate since the Company was founded in 1970. We are an S&P 500 company headquartered in Toledo, Ohio and our portfolio spans the full spectrum of senior housing and health care real estate, including senior housing communities, skilled nursing facilities, medical office buildings, inpatient and outpatient medical centers and life science facilities. Our capital programs, when combined with comprehensive planning, development and property management services, make us a single-source solution for acquiring, planning, developing, managing, repositioning and monetizing real estate assets. As of March 31, 2012, our broadly diversified portfolio consisted of 956 properties in 46 states.

Our principal executive offices are located at 4500 Dorr Street, Toledo, Ohio 43615, and our telephone number is
(419) 247-2800. Our website address is www.hcreit.com. We have not incorporated by reference into this Company Notice the information included on or linked from our website, and you should not consider it to be a part of this Company Notice.

2. Information Concerning the Notes. In July 2007, we issued $400,000,000 in aggregate principal amount of the Notes under the Indenture, dated as of November 20, 2006 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and Supplemental Indenture No. 2, dated as of July 20, 2007 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. In March 2009, we extinguished $5,000,000 of the Notes, leaving $395,000,000 outstanding. In March 2010, we extinguished $172,725,000 of the Notes, leaving $222,275,000 outstanding. In June 2010, we extinguished $54,189,000 of the Notes, leaving $168,086,000 outstanding. As of June 13, 2012, there was $168,086,000 in aggregate principal amount of the Notes outstanding.

Cash interest accrues on the Notes at the rate of 4.75% per annum and is payable semi-annually on January 15 and July 15 of each year (each, an “Interest Payment Date”) to the person in whose name a Note is registered at the close of business on the preceding July 1 and January 1 (each, a “Regular Record Date”), as the case may be. The Notes mature on July 15, 2027.

2.1 The Company’s Obligation to Purchase the Notes. Pursuant to the terms of the Notes and the Indenture, we are obligated to purchase all of the Notes validly surrendered and not withdrawn, at the Holder’s option (the “Put Option”), on July 16, 2012, since July 15, 2012 is a Sunday (the “Repurchase Date”).

The Put Option will expire at 5:00 p.m., New York City time, on July 13, 2012 (the “Expiration Date”). We will not extend the period that Holders have to exercise the Put Option unless required to do so by applicable law (including, but not limited to, the federal securities laws). The purchase by the Company of validly surrendered Notes is not subject to any conditions other than that the Company’s purchase is not unlawful and satisfaction of the procedural requirements described in this Company Notice.

If any Notes remain outstanding following the expiration of the Put Option and the Conversion Option, they will be redeemed on the Redemption Date as described in Section 2.5.

2.2 Repurchase Price. Pursuant to terms of the Indenture and the Notes, the purchase price to be paid by the Company for the Notes on the Repurchase Date is equal to 100% of the principal amount of the Notes being purchased, plus any accrued and unpaid interest to, but excluding, the Repurchase Date (the “Repurchase Price”). The Repurchase Date is an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued up to the Repurchase Date shall be paid to the Holders of record of the Notes as of the applicable Regular Record Date, and we expect that there will be no accrued and unpaid interest due as part of the Repurchase Price. The Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for purchase (and not thereafter withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with The Depository Trust Company (“DTC”) is a condition to the payment of the Repurchase Price to the Holder of such Notes.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and does not necessarily bear any relationship to the market price of the Notes or our Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the current market price of the Notes. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and our Common Stock before making a decision whether to surrender their Notes for purchase.

Neither the Company nor its Board of Directors or employees are making any recommendation as to whether you should exercise or refrain from exercising the Put Option. Each Holder must make his or her own decision whether to exercise the Put Option and, if so, the principal amount of Notes for which to exercise the Put Option, based on such Holder’s assessment of the current market value of the Notes and our Common Stock and other relevant factors.

We recommend that you also consult with your tax and financial advisors with respect to the tax consequences of exercising the Put Option, including the applicability and effect of any U.S. federal, state and local law and any non-U.S. tax consequences in light of your own particular circumstances.

2.3 Conversion Rights of the Notes. The Notes are convertible into cash and, if applicable, shares of our Common Stock under certain circumstances and upon the terms and subject to the conditions in the Indenture and the Notes. The initial conversion rate of the Notes was 20.0000 shares of Common Stock per $1,000 principal amount of the Notes (which was equal to a conversion price of approximately $50.00 per share). The conversion rate has been increased since the initial issuance as a result of the payment of dividends on our shares of Common Stock in excess of $0.66 per share per quarter. As of June 13, 2012, the conversion rate of the Notes was 20.2439 shares of Common Stock per $1,000 principal amount of the Notes (which is equal to a conversion price of approximately $49.40 per share). If the Company declares and ultimately pays any additional dividends on the shares of the Common Stock in excess of $0.66 per share, then the Conversion Rate will be increased effective immediately prior to the open of business on the ex date for the dividend. The increased conversion rate would be effective for any trading day in a Cash Settlement Averaging Period (as defined in the Indenture) that is on or after the ex date for the dividend.

Pursuant to the terms of the Notes and the Indenture, the Notes, at the option of each Holder (the “Conversion Option”), may be converted into cash and, if applicable, shares of the Company’s Common Stock at any time beginning on June 14, 2012 and ending at the close of business on July 16, 2012 upon the terms and subject to the conditions set forth in the Indenture and the Notes. Please refer to “Important Information Concerning the Conversion Option” below for a discussion of the Conversion Option and how a Holder may convert his or her Notes pursuant to the Conversion Option.

We refer to the cash due upon conversion as the “principal return” and the shares of Common Stock, if any, that are due upon conversion as the “net shares.” In connection with a conversion, a Holder will receive (1) the principal return, which will not exceed the principal amount of the Notes, and (2) net shares, if the sum of the Daily Net Shares (as defined in the Indenture) for each trading day in the Cash Settlement Averaging Period (as defined in the Indenture) for such conversion is greater than or equal to one.

If a Holder converts any Notes prior to the close of business on July 1, 2012, the record date for the next regular interest payment on the Notes, such Holder will not receive the interest payment to be paid on July 16, 2012. Rather, the accrued interest will be deemed paid in full by the consideration paid to the Holder upon conversion. However, if a Holder converts any Notes after the close of business on such record date and prior to the close of business on July 16, 2012, then the accrued interest will be paid on July 16, 2012 to the Holder of record at the close of business on the record date.

Holders who do not surrender their Notes for purchase pursuant to the Put Option, or who validly withdraw a surrender of their Notes in compliance with the withdrawal procedures described in Section 4 of this Company Notice, will retain the right to convert their Notes into cash and, if applicable, shares of our Common Stock subject to the terms, conditions and adjustments specified in the Indenture and the Notes. If a Holder validly surrenders his or her Notes for purchase pursuant to the Put Option and the Holder subsequently wishes to convert such Notes pursuant to the Indenture, the Holder may not convert his or her surrendered Notes unless such Holder validly withdraws the Notes in compliance with the procedures described in Section 4 of this Company Notice, and the Notes are otherwise convertible in accordance with the terms of the Indenture. Holders also would retain their right to convert their Notes if there is a default in the payment of the Repurchase Price upon exercise of their Put Option.

2.4 Market for the Notes and Our Common Stock. The Notes are not listed on any national or regional securities exchange and there currently is a limited trading market for the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the trading price of our Common Stock, our operating results and the market for similar securities. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of the Notes, if any, pursuant to the Put Option or the conversion of the Notes, if any, pursuant to the Conversion Option may reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following the Put Option or the Conversion Option and until the redemption. The extent of the public market for the Notes following consummation of the Put Option or the Conversion Option will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders of Notes remaining at that time and the interest on the part of securities firms in maintaining a market in the Notes. As described in this Company Notice, we have called the Notes for redemption on the Redemption Date. This means that if a Holder does not timely exercise the Put Option or the Conversion Option, the Notes will be redeemed on the Redemption Date. There will be no public market for the Notes following the redemption.

Our Common Stock, into which the Notes are convertible, is listed on the New York Stock Exchange (the “NYSE”) under the symbol “HCN.” The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as reported by the NYSE:

	High	Low
2012:
First quarter	$57.66	$53.26
Second quarter (through June 12, 2012)	57.95	52.40

2011:
First quarter	$52.74	$46.75
Second quarter	55.21	49.79
Third quarter	54.63	41.03
Fourth quarter	55.17	43.65

2010:
First quarter	$46.79	$39.82
Second quarter	46.44	38.42
Third quarter	48.54	40.85
Fourth quarter	52.06	44.07

2009:
First quarter	$42.32	$25.86
Second quarter	36.41	29.62
Third quarter	44.40	32.64
Fourth quarter	46.74	40.53

On June 12, 2012, the closing price of our Common Stock, as reported by the NYSE, was $55.41 per share. As of June 12, 2012, there were 214,581,448 shares of Common Stock outstanding.

The Holders of Notes are not entitled to dividends. Upon conversion into Common Stock, the Holders will be entitled to dividends, if any, paid to holders of Common Stock. The Company currently pays a dividend equal to $0.74 per quarter, or $2.96 per year, per share of Common Stock.

We urge you to obtain current market information for the Notes, to the extent available, and our Common Stock before making any decision whether to exercise or refrain from exercising the Put Option.

2.5 Optional Redemption. Beginning on July 15, 2012, the Notes are redeemable for cash at any time at our option, in whole or in part. This Company Notice provides holders with notice that the Company has decided to redeem all outstanding Notes on July 17, 2012 (the “Redemption Date”) at a price payable in cash equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (the “Redemption Price”). The Redemption Price does not include the interest accrued up to July 15, 2012, which will be paid to the Holders of the Notes of record as of July 1, 2012, but will include interest for July 16, 2012. July 15, 2012 is a Sunday, so such regular interest payment will be made on July 16, 2012.

Unless there is a default in the payment of the Redemption Price or accrued and unpaid interest, interest on the Notes will cease to accrue on and after the Redemption Date, except as otherwise provided in the Indenture, the Notes will cease to be convertible after the close of business on July 16, 2012, and all rights of the Holders shall terminate on and after the Redemption Date, other than the right to receive, upon surrender of the Notes and in accordance with the Indenture, the amounts due on such Notes upon redemption, in accordance with the terms, procedures and conditions outlined in the Indenture and the Notes.

2.6 Holder’s Right to Require Purchase Upon a Fundamental Change. Each Holder may require us to purchase all or any part of such Holder’s Notes if there is a Fundamental Change (as defined in the Indenture) at a purchase price in cash equal to 100% of the principal amount of Notes to be repurchased, plus any accrued and unpaid interest to, but not including, the Fundamental Change Repurchase Date (as defined in the Indenture). If a Holder elects to convert Notes into shares of Common Stock in connection with a Make-Whole Fundamental Change (as defined in the Indenture) that occurs prior to July 16, 2012, the Conversion Rate (as defined in the Indenture) applicable to each $1,000 principal amount of Notes so converted shall be increased as set forth in the Indenture.

2.7 Ranking. The Notes are our senior unsecured obligations and rank equally with all of our existing and future unsecured indebtedness. The Notes are effectively subordinated to all of our existing and future secured indebtedness and all existing and future liabilities of our subsidiaries, including trade payables.

2.8 Events of Default. If an Event of Default (as defined in the Indenture) on the Notes has occurred and is continuing, the principal amount of the Notes plus any premium and accrued and unpaid interest may become immediately due and payable. Such amounts automatically become due and payable upon certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Securities Exchange Act of 1934 (the “Exchange Act”)).

3. Procedures to be Followed by Holders Electing to Surrender Notes for Purchase. Holders will not be entitled to receive the Repurchase Price for their Notes unless they validly surrender (and do not thereafter withdraw) the Notes to the Paying Agent on or before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Notes for purchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in a principal amount of $1,000 or a multiple of $1,000.

If Holders do not validly surrender their Notes on or before 5:00 p.m., New York City time, on the Expiration Date or if they withdraw validly surrendered Notes before 5:00 p.m., New York City time, on the Expiration Date, their Notes will not be purchased and will remain outstanding subject to the existing terms of the Notes and the Indenture. However, as described above, we have called the Notes for redemption on the Redemption Date. This means that if you do not timely exercise the Put Option or the Conversion Option, the Notes will be redeemed on the Redemption Date. All rights of the Holders will terminate on and after Redemption Date, other than the right to receive, upon surrender of the Notes and in accordance with the Indenture, the amounts due on such Notes upon redemption, in accordance with the terms, procedures and conditions outlined in the Indenture and the Notes.

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with your Put Option. However, there may be commissions you need to pay your broker in connection with the surrender of the Notes.

3.1 Method of Delivery. The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and conditions of that system.

This Company Notice constitutes the Company’s notice of the repurchase right described in the Indenture and delivery of the Notes via ATOP will satisfy the Holders’ requirement for physical delivery of the Repurchase Notice as defined and described in the Indenture. Delivery of Notes, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

3.2 Agreement to be Bound by the Terms of the Put Option. By surrendering Notes through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	such Notes shall be purchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Company Notice;

•	such Holder agrees to all of the terms of this Company Notice;

•	such Holder has received this Company Notice and acknowledges that this Company Notice provides the notices required pursuant to the Indenture;

•

upon the terms and subject to the conditions set forth in this Company Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company all right, title and interest in and to all the Notes surrendered, (ii) waives any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences), (iii) releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any conversion, redemption or defeasance of the Notes, and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes on the account books maintained by DTC, together with all necessary evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any surrendered Notes that are purchased by the Company), all in accordance with the terms set forth in this Company Notice;

•

such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances of any kind and not subject to any adverse claim or right;

•

such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•

such Holder understands that all Notes properly surrendered for purchase (and not thereafter withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes and the other Option Documents;

•

payment for Notes purchased pursuant to the Company Notice will be made by deposit of the Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•

surrenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Notice at any time prior to 5:00 p.m., New York City time, on the Expiration Date;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of the Holder and every obligation of the Holder shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Company Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.

3.3 Delivery of Notes.

Notes Held Through a Custodian. A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Notes and instruct such nominee to surrender the Notes for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Notes in Global Form” on or prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity.

Notes in Global Form. A Holder who is a DTC participant who wishes to tender Notes pursuant to the Put Option must surrender to the Company such Holder’s beneficial interest in the Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such Holder’s beneficial interest in the Notes on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

•

electronically transmitting such Holder’s acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Notes that have been surrendered by such participant under the Put Option and that such participant has received and agrees to be bound by the terms of the Put Option, including those set forth in Section 3.2 of this Company Notice.

In surrendering through ATOP, the electronic instructions sent to DTC by the Holder (or by a broker, dealer, commercial bank, trust company or other nominee on the Holder’s behalf), and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of, and agreement to be bound by, the terms of the Put Option, including those set forth in Section 3.2 of this Company Notice.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.

Unless we default in making payment of the Repurchase Price, interest on Notes validly surrendered for purchase will cease to accrue on and after the Repurchase Date, whether or not such Notes are delivered to the Paying Agent, and immediately after the Repurchase Date all rights (other than the right to receive the Repurchase Price upon delivery of the Notes) of the Holder of such Notes will terminate.

4. Right of Withdrawal. Notes in certificated form surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date if the Company or Paying Agent receives a letter or telegram, telex or facsimile transmission (receipt of which is confirmed and promptly followed by a letter) setting forth (i) the name of such Holder, (ii) a statement that such Holder is withdrawing its election to have the Notes purchased by the Company on such Repurchase Date pursuant to the Put Option, (iii) the certificate number(s) of such Notes to be so withdrawn, (iv) the principal amount of the Notes of such Holder to be so withdrawn, which amount must be $1,000 or an integral multiple thereof and (v) the principal amount, if any, of the Notes of such Holder that remain subject to the Put Option delivered by such Holder in accordance with Section 3.08 of the Supplemental Indenture, which amount must be $1,000 or an integral multiple thereof.

Notes in global form surrendered for purchase may be withdrawn at any time if withdrawn in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Expiration Date. In order to withdraw Notes in global form, Holders (or such Holders’ broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC. This means a Holder must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant in sufficient time to allow DTC to withdraw those Notes before 5:00 p.m., New York City time, on the Expiration Date. The withdrawal notice must:

•

specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

•

be submitted through the DTC ATOP system by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.

In addition to a Holder’s right of withdrawal described above, a Holder may also withdraw any Notes previously delivered to the Paying Agent if such Notes have not been accepted for payment within 40 business days after the date of this Company Notice.

5. Payment for Surrendered Notes. We will, prior to 10:00 a.m., New York City time, on the Repurchase Date, deposit with the Paying Agent the appropriate amount of cash required to pay the Repurchase Price for the surrendered Notes, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly delivered its Notes (and not validly withdrawn such delivery) prior to 5:00 p.m., New York City time, on the Repurchase Date. Your delivery of the Notes by book-entry transfer electronically through DTC’s ATOP system is a condition to your receipt of the Repurchase Price for such Notes.

The total amount of funds required by us to purchase all of the Notes is $168,086,000 (assuming that all of the Notes are validly surrendered for purchase and accepted for payment). If any Notes are surrendered and accepted for payment, we intend to use cash on hand to purchase the Notes. We do not have any alternative financing plans for raising cash to purchase the Notes.

6. Notes Acquired. Any Notes purchased by us pursuant to the Put Option will be canceled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company. Except as described in these materials or in our filings with the Securities and Exchange Commission (the “SEC”) or as previously publicly announced, we currently have no plans which would be material to a Holder’s decision to exercise the Put Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

•	any other material change in our corporate structure or business;

•

any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our board of directors or to change any material term of the employment contract of any executive officer;

•

any class of our equity securities to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act; or

•

the acquisition by any person of additional securities of ours, or the disposition of our securities; except that, depending upon market conditions, we anticipate issuing securities under our registration statements to invest in additional properties and to repay borrowings under our unsecured lines of credit.

Our Board of Directors approved a quarterly cash dividend rate of $0.74 per share ($2.96 per share annually), commencing with the February 2012 dividend payment. The declaration and payment of quarterly dividends in 2012 remains subject to review by and approval of the Board of Directors. Except as described in this paragraph, we do not have any plans to make any material change in our present dividend rate or policy, indebtedness or capitalization.

We periodically review our charter, bylaws and other governing instruments to determine if any revisions are advisable. At this time, we do not have any current plans to modify such documents in a manner that would be material to a Holder’s decision to exercise the Put Option, or that could impede the acquisition of control of us.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors or any “associate” or subsidiary of any such person, has any beneficial interest in the Notes, or has engaged in any transaction in the Notes during the 60 days preceding the date of this Company Notice. A list of our executive officers and directors is attached to this Company Notice as Schedule A. The term “associate” is used as defined in Rule 12b-2 under the Exchange Act.

Certain of our directors and executive officers are participants in ordinary course equity compensation plans and arrangements involving our Common Stock, as disclosed by us prior to the date hereof. In addition, from time to time, certain of our directors and executive officers have entered into a 10b5-1 plans providing for the sale of a portion of their shares of our Common Stock on a periodic basis. Additionally, from time to time, the Company has used and may use in the future, equity as part of the purchase price in connection with its acquisitions. Except as set forth in our SEC filings and except as described above or in Section 10 below, neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Put Option or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

9. Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Put Option or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition of the Notes as described in this Company Notice. Should any approval or other action be required, we presently intend to seek the approval or take the action. However, we cannot assure you that we would be able to obtain any required approval or take any other required action.

10. Purchases of Notes by the Company and Its Affiliates. The Company made no purchases of the Notes during the 60 days preceding the date of this Company Notice.

IMPORTANT INFORMATION CONCERNING THE CONVERSION OPTION

Pursuant to the terms of the Notes and the Indenture, the Notes, at the option of each Holder (the “Conversion Option”), may be converted into cash and, if applicable, shares of the Company’s Common Stock at any time beginning on June 14, 2012 and ending at the close of business on July 16, 2012 upon the terms and subject to the conditions set forth in the Indenture and the Notes. The initial conversion rate of the Notes was 20.0000 shares of Common Stock per $1,000 principal amount of the Notes (which was equal to a conversion price of approximately $50.00 per share). The conversion rate has been increased since the initial issuance as a result of the payment of dividends on our shares of Common Stock in excess of $0.66 per share per quarter. As of June 13, 2012, the conversion rate of the Notes was 20.2439 shares of Common Stock per $1,000 principal amount of the Notes (which is equal to a conversion price of approximately $49.40 per share). If the Company declares and ultimately pays any additional dividends on the shares of the Common Stock in excess of $0.66 per share, then the Conversion Rate will be increased effective immediately prior to the open of business on the ex date for the dividend. The increased conversion rate would be effective for any trading day in a Cash Settlement Averaging Period (as defined in the Indenture) that is on or after the ex date for the dividend.

To convert a certificated Note pursuant to the Conversion Option, a Holder must (1) complete and sign a conversion notice, with appropriate signature guarantee, on the back of each Note, (2) surrender the Notes to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the registrar or the Conversion Agent, (4) pay the amount of interest, if any, the Holder must pay in accordance with the Indenture, and (5) pay any tax or duty if required pursuant to the Indenture.

To convert interests in a global Note, the holder must comply with DTC’s applicable conversion program procedures.

A Holder may convert a portion of the Notes. The converted portion must be a principal amount of $1,000 or a multiple of $1,000.

The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for conversion hereunder must be converted through DTC’s applicable conversion program procedures, subject to the terms and conditions of that program.

If a Holder converts any Notes prior to the close of business on July 1, 2012, the record date for the next regular interest payment on the Notes, such Holder will not receive the interest payment to be paid on July 16, 2012. Rather, the accrued interest will be deemed paid in full by the consideration paid to the Holder upon conversion. However, if a Holder converts any Notes after the close of business on such record date and prior to the close of business on July 16, 2012, then the accrued interest will be paid on July 16, 2012 to the Holder of record at the close of business on the record date.

This Company Notice constitutes the Company’s notice of the conversion right described in the Indenture. Delivery of the Notes via DTC’s applicable conversion program procedures will satisfy the Holders’ requirement for physical delivery of the Conversion Notice as defined and described in the Indenture. Delivery of Notes, including delivery and acceptance through applicable conversion program procedures, is at the election and risk of the person surrendering such Notes.

We will deliver, through the Conversion Agent, the cash and, if applicable, through Computershare, our transfer agent, shares of our Common Stock issuable upon conversion as soon as practicable following the Business Day (the “Conversion Date”) on which a converting Holder satisfies all of the requirements for such conversion specified in the Indenture and the Notes, but in no event more than three Business Days after the last Trading Day in the Cash Settlement Averaging Period applicable to such conversion. We refer to the cash due upon conversion as the “principal return” and the shares of Common Stock, if any, that are due upon conversion as the “net shares.” In connection with a conversion, a Holder will receive (1) the principal return, which will not exceed the principal amount of the Notes, and (2) net shares, if the sum of the Daily Net Shares for each trading day in the Cash Settlement Averaging Period for such conversion is greater than or equal to one. The Cash Settlement Averaging Period with respect to any Note tendered for conversion pursuant to the Conversion Option is the twenty (20) consecutive Trading Days beginning on, and including, the third trading day following the Conversion Date. Upon conversion pursuant to the Conversion Option, a Holder will receive, per $1,000 principal amount being converted, a Settlement Amount that is equal to the sum of the Daily Settlement Amounts for each of the 20 trading days during the Cash Settlement Averaging Period. We will deliver cash in lieu of any fractional shares of our Common Stock. All capitalized terms used in this paragraph but not specifically defined in this Company Notice shall have the meanings given to such terms in the Indenture.

If any Notes remain outstanding following the expiration of the Put Option and the Conversion Option, they will be redeemed on the Redemption Date. All rights of the Holders will terminate on and after Redemption Date, other than the right to receive, upon surrender of the Notes and in accordance with the Indenture, the amounts due on such Notes upon redemption, in accordance with the terms, procedures and conditions outlined in the Indenture and the Notes.

The Conversion Agent can be contacted at the address and telephone and fax numbers set forth on the front cover of this Company Notice.

Please refer to Sections 2.3 through 2.8 of this Company Notice for additional information regarding the Conversion Option, the redemption and certain terms of the Notes.

IMPORTANT INFORMATION CONCERNING THE REDEMPTION

The Company, pursuant to the terms and conditions of the Indenture and the Notes, including, without limitation, paragraph 6 of the Notes, will redeem all outstanding Notes ($168,086,000 aggregate principal amount as of June 14, 2012) on July 17, 2012 (the “Redemption Date”) at a price payable in cash equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (the “Redemption Price”). The Redemption Price does not include the interest accrued up to July 15, 2012, which will be paid to the Holders of record as of July 1, 2012, but will include interest for July 16, 2012. July 15, 2012 is a Sunday, so such regular interest payment will be made on July 16, 2012.

The Company will deposit the appropriate amount of cash required to pay the Redemption Price with The Bank of New York Mellon Trust Company, N.A., which is serving as the paying agent (the “Paying Agent”), before 10:00 a.m. on the Redemption Date. Payment of the Redemption Price will be made on the Redemption Date upon surrender of the Notes to the Paying Agent.

Unless there is a default in the payment of the Redemption Price or accrued and unpaid interest, interest on the Notes will cease to accrue on and after the Redemption Date, except as otherwise provided in the Indenture, the Notes will cease to be convertible after the close of business on July 16, 2012, and all rights of the Holders shall terminate on and after the Redemption Date, other than the right to receive, upon surrender of the Notes and in accordance with the Indenture, the amounts due on such Notes upon redemption, in accordance with the terms, procedures and conditions outlined in the Indenture and the Notes.

The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for redemption hereunder must be redeemed through DTC’s applicable redemption program procedures, subject to the terms and conditions of that system.

Please refer to Sections 2.3 through 2.8 of this Company Notice for additional information regarding the redemption, the Conversion Option and certain terms of the Notes.

ACCOUNTING TREATMENT OF THE REDEMPTION, THE PUT OPTION AND THE CONVERSION OPTION

Any Notes validly surrendered for purchase pursuant to the Put Option or for conversion pursuant to the Conversion Option or that are redeemed will be accounted for in accordance with FASB Accounting Standards Codification Subtopic 470-20, Debt with Conversion and Other Options. This requires the cash consideration paid to purchase the Notes to be allocated between the liability and equity components of such Notes. These allocations are determined and accounted for as follows:

•

Allocation of a portion of the cash consideration to the extinguishment of the liability component equal to the fair value of that component immediately prior to extinguishment. Any difference between the purchase price we pay attributed to the liability component and the sum of (a) the net carrying amount of the liability component and (b) any unamortized debt issuance costs is recognized in the income statement as a gain or loss on extinguishment of debt; and

•	Allocation of the remaining purchase price to the reacquisition of the equity component and recognition of that amount as a reduction of stockholders’ equity.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS NOTICE IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS OF NOTES FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDERS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a discussion of certain U.S. federal income tax consequences that may be relevant to U.S. Holders or Non-U.S. Holders (each as defined below) of Notes that are redeemed on the Redemption Date, who surrender Notes for conversion into shares of Common Stock, or who surrender Notes for purchase pursuant to the Put Option. This summary is based on the Code and the Treasury regulations, rulings, other administrative guidance and judicial decisions thereunder, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those described below.

This discussion deals only with Holders who are beneficial owners of the Notes and hold the Notes as capital assets (generally property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a Holder in light of its particular circumstances, nor does it apply to Holders that are subject to special rules, including, but not limited to, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks or financial institutions, insurance companies, tax-exempt entities, Holders owning Notes that are a hedge or that are hedged against interest rate risks, entities treated as partnerships for U.S. federal income tax purposes (or a partner thereof), regulated investment companies, real estate investment trusts, Holders owning Notes as part of a straddle or integrated, constructive sale, or conversion transaction for tax purposes, Holders whose “functional currency” is not the U.S. dollar, Holders who are subject to the alternative minimum tax, retirement plans, certain former citizens or residents of the United States, foreign government entities, international organizations, controlled foreign corporations and passive foreign investment companies. In addition, this discussion does not address any state, local, foreign or estate tax consequences of the redemption of a Note, surrendering a Note for conversion into shares of Common Stock, or surrendering a Note for purchase pursuant to the Put Option. If an entity treated as a partnership for U.S. federal income tax purposes holds a Note, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding Notes, you should consult your tax advisor regarding the U.S. federal income tax consequences of the redemption of a Note, surrendering a Note for conversion, or surrendering a Note for purchase pursuant to the Put Option.

EACH HOLDER SHOULD CONSULT WITH ITS OWN TAX ADVISOR ABOUT THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REDEMPTION OF A NOTE, SURRENDERING A NOTE FOR CONVERSION INTO SHARES OF COMMON STOCK, OR SURRENDERING A NOTE FOR PURCHASE PURSUANT TO THE PUT OPTION IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.

1.	U.S. Holders.

For purposes of this discussion, you are a “U.S. Holder” if you are a beneficial owner of the Notes for U.S. federal income tax purposes and you are: (i) a citizen or resident of the United States; (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia; (iii) an estate whose income is subject to U.S. federal income tax regardless of its source; or (iv) any trust with respect to which a U.S. court is able to exercise primary supervision over the administration of such trust; and one or more U.S. persons have authority to control all substantial decisions of the trust. If you are a U.S. Holder, the following discussion applies to you.

Redemption of the Notes or Surrender of the Notes for Purchase. The redemption of any Note held by a U.S. Holder or the surrender of any Note by a U.S. Holder for purchase pursuant to the Put Option generally will be treated as a taxable sale of the Note for federal income tax purposes. Such U.S. Holder generally will recognize capital gain or loss equal to the difference (if any) between the amount realized (other than amounts attributable to accrued but unpaid stated interest which will be taxable as ordinary income if not previously included in such holder’s income) and such U.S. Holder’s tax basis in the Note. The U.S. Holder’s tax basis for a Note generally will be the purchase price paid by the U.S. Holder for the Note. Such gain or loss shall be treated as long-term capital gain or loss if the Note was held by the U.S. Holder for more than one year. Long-term capital gain recognized by certain non-corporate U.S. Holders generally will be subject to a reduced tax rate. Subject to limited exceptions, capital losses cannot be used to offset a U.S. Holder’s ordinary income. If you sell a Note (or a Note held by you is redeemed) at a loss that exceeds certain thresholds, you may be required to file a disclosure statement with the IRS under the Treasury regulations. The deductibility of capital losses may be subject to limitations. If you acquired your Note at premium, you should consult your tax advisor regarding the U.S. federal income tax consequences of a redemption or of exercising the Put Option.

If a U.S. Holder acquired a Note at a market discount, any gain recognized by such U.S. Holder by redemption of such Note or from the surrender of such Note for purchase pursuant to the Put Option generally will be treated as ordinary income, rather than capital gain, to the extent of the market discount which has not previously been included in income by such U.S. Holder and is treated as having accrued on such Note at the time of such redemption or purchase. Subject to a de minimis exception, the “market discount” on a Note is the excess, if any, of the stated principal amount of the Note over the amount the U.S. Holder paid for it. Generally, market discount would be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elected to accrue such market discount on a constant interest rate method. If a U.S. Holder elected to include any market discount on a Note in income currently as it accrues, on either a ratable or constant interest rate method, such U.S. Holder’s basis in the Note would be increased to reflect the amount of income so included.

Conversion of the Notes. Upon conversion of a Note into shares of our Common Stock, a Holder generally will not recognize any gain or loss (except with respect to cash received in lieu of a fractional share of common stock and cash received attributable to accrued and unpaid interest), subject to the possibility that an adjustment to the conversion rate of a Note converted in connection with a fundamental change or mandatory conversion may be treated as a taxable constructive distribution. A Holder’s basis in the Common Stock acquired upon the conversion (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest) will equal the Holder’s adjusted tax basis in the Notes surrendered upon conversion. A Holder’s holding period for the Common Stock acquired upon conversion (other than shares attributable to accrued interest) will include the period for which the Holder held the Notes that are surrendered upon conversion.

The tax treatment of a conversion of a Note into cash and Common Stock is uncertain and U.S. Holders should consult their tax advisors regarding the consequences of such a conversion. If we satisfy the conversion obligation in part cash and part shares of Common Stock, we intend to take the position that the Notes are securities for U.S. federal income tax purposes and that, as a result, the exchange would be treated as a recapitalization (although we cannot guarantee that the IRS will not challenge this conclusion). In such case, the Holder will recognize as taxable income any gain realized in the conversion to the extent of the cash received (excluding cash received in lieu of a fractional Common Share), but no loss will be recognized on such conversion. The Holder’s adjusted tax basis in the Common Stock permitted to be received tax-free will equal the Holder’s tax basis in the corresponding Note (reduced by any tax basis allocable to a fractional Common Share), less the amount of cash received (excluding cash received in lieu of a fractional Common Share), plus the amount of taxable gain recognized on the conversion. The Holder’s holding period for the Common Stock received will include the holding period for the corresponding Note that is surrendered upon conversion. Cash received in lieu of a fractional Common Share upon conversion of the Notes will generally be treated as a payment in exchange for the fractional share. Accordingly, the receipt of cash in lieu of a fractional Common Share generally will result in capital gain or loss measured by the difference between the cash received for the fractional share and the Holder’s adjusted tax basis allocable to the fractional share.

If the conversion of a Note into cash and Common Stock were not treated as a recapitalization, the cash payment received generally would be treated as proceeds from the sale of a portion of the Note and taxed in the manner described above in “Redemption of the Notes or Surrender of the Notes for Purchase” (or, in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the Common Stock received would be treated as having been received upon a conversion of the Note, which generally would not be taxable to a U.S. Holder. In such case, the U.S. Holder’s tax basis in the Note would generally be allocated pro rata among the shares of Common Stock received, the fractional share that is treated as sold for cash and the portion of the Note that is treated as sold for cash. The holding period for the Common Stock received in the conversion would include the holding period for the Notes surrendered upon conversion. The value of any Common Stock received attributable to accrued and unpaid interest on a converted Note not previously included in the Holder’s income will be taxed as ordinary income of the Holder. The Holder’s tax basis in any Common Stock attributable to accrued and unpaid interest will equal the fair market value of such shares when received. The Holder’s holding period in any Common Stock attributable to accrued and unpaid interest generally will begin on the day after the date of conversion. The tax treatment of any interest forfeited based on the conversion of a Note into cash and Common Stock after the record date but prior to the next interest payment date is not clear. There is authority for excluding such forfeited interest from the taxable income of a U.S. Holder. However, U.S. Holders should consult their tax advisors regarding the tax treatment of such forfeited interest.

Any shares of Common Stock received upon conversion of a Note would be subject to the rules described in our most recent Annual Report regarding taxation and backup withholding of U.S. federal income tax on distributions on, or sales or other dispositions of, our Common Stock. See “Taxation—Federal Income Tax Considerations—Federal Income Taxation of Holders of Our Stock” in our Annual Report on Form 10-K for the year ended December 31, 2011.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply to the amount paid to a U.S. Holder in consideration of the redemption of a Note or for the surrender of a Note for purchase pursuant to the Put Option, unless such U.S. Holder is an exempt recipient (such as a corporation). A U.S. Holder may also be subject to backup withholding on such payment unless the U.S. Holder (i) provides a correct U.S. taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements or (ii) is a corporation or other exempt recipient and, if required, provides a certification to such effect. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished on a timely basis to the Internal Revenue Service (“IRS”).

2.	Non-U.S. Holders.

For purposes of this discussion, you are a “Non-U.S. Holder” if you are a beneficial owner of the Notes (other than an entity treated as a partnership for U.S. federal income tax purposes or a partner thereof) that is not a U.S. Holder. If you are a Non-U.S. Holder, the following discussion applies to you. The rules governing the U.S. federal income taxation of Non-U.S. Holders are complex, and no attempt will be made herein to provide more than a summary of certain of such rules. Non-U.S. holders should consult with their own tax advisors to determine the impact of federal, state, local, and non-U.S. laws with regard to the redemption of a Note, exercising the Put Option for any of your Notes, or converting any or your Notes to Common Stock.

Redemption of the Notes or Surrender of Notes for Purchase. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income or withholding tax on any gain realized by you on the redemption of a Note or surrender of a Note for purchase pursuant to the Put Option unless:

•	you are a non-resident alien individual who has been present in the United States for 183 days or more in the taxable year of the tender and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by you in the United States and, where a tax treaty applies, is attributable to a United States permanent establishment or fixed base maintained by you; or

•

The Company is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes during your holding period for the Notes and certain other conditions are met. If you are a Non-U.S. Holder described in the first bullet point above, you will generally be subject to a flat 30% tax on the gain recognized on a redemption or the exercise of the Put Option (which gain may be offset by United States source capital losses), even though you are not considered a resident of the United States. If you are a Non-U.S. Holder described in the second bullet point above, you will generally be subject to U.S. federal income tax on a net income basis in substantially the same manner as if you were a U.S. Holder (except as provided by an applicable income tax treaty). If you are a foreign corporation falling under the second bullet point above you may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable income tax treaty). The Company does not believe that it has been a USRPHC for any year during which the Notes have been outstanding, nor does it presently anticipate that it will be a USRPHC for the current year. Non-U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a redemption or of exercising the Put Option.

Conversion of the Notes. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax to the extent the Note is converted into shares of our Common Stock. To the extent a non-U.S. Holder recognizes any gain as a result of the receipt of cash in the conversion (including the receipt of cash in lieu of a fractional Common Share upon conversion), such gain would be subject to the rules described above in “Redemption of the Notes or Surrender of Notes for Purchase” with respect to the redemption of a Note or the surrender of a Note for purchase pursuant to the Put Option. Any Common Stock received upon a conversion of a Note would be subject to the rules described in the described in our most recent Annual Report regarding taxation and withholding of U.S. federal income tax on distributions on, or sales or other dispositions of, our Common Stock held by a Non-U.S. Holder. See “Taxation—Federal Income Tax Considerations—Federal Income Taxation of Holders of Our Stock—Taxation of Foreign Stockholders” in our Annual Report on Form 10-K for the year ended December 31, 2011.

Information Reporting and Backup Withholding. Payments to you in consideration of the redemption of the Notes or for the surrender of the Notes for purchase pursuant to the Put Option made through a U.S. broker or financial institution or the U.S. office of a non-U.S. broker or financial institution generally will be subject to information reporting and backup withholding unless the you certify under penalties of perjury that you are not a U.S. person or otherwise establish an exemption. Non-U.S. Holders should consult their tax advisors with respect to the application of U.S. information reporting and backup withholding rules to the redemption of a Note, the disposition of a Note pursuant to the Put Option, or surrender of a Note for conversion into shares of Common Stock.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, if any, provided you furnish the required information to the IRS on a timely basis.

All descriptions of tax considerations are for your guidance only and are not tax advice. We recommend that you consult with your tax and financial advisors with respect to the tax consequences of the redemption of any of your Notes, converting any of your Notes into shares of Common Stock, or exercising the Put Option, including the applicability and effect of state, local and foreign tax laws, before converting any of your Notes or exercising the Put Option for any of your Notes.

ADDITIONAL INFORMATION

This Company Notice is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Company Notice does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision as to whether to exercise or refrain from exercising the Put Option:

Filing	Date Filed
Annual Report on Form 10-K of the Company for the year ended December 31, 2011	February 17, 2012

Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2012	May 10, 2012

Definitive Proxy Statement of the Company	March 29, 2012

Current Reports on Form 8-K of the Company	January 31, 2012
February 27, 2012
February 29, 2012
March 5, 2012
March 8, 2012
March 21, 2012
March 29, 2012
April 4, 2012
May 7, 2012
May 10, 2012
May 30, 2012

We also recommend that you review all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Company Notice and before 5:00 p.m., New York City time, on the Expiration Date. Notwithstanding the foregoing, information furnished but not filed in any Current Report on Form 8-K, including the related exhibits, is not deemed referenced herein.

The SEC file number for these Company filings is 1-08923. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Company Notice is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing us at Health Care REIT, Inc., 4500 Dorr Street, Toledo, Ohio 43615, Attention: Corporate Secretary.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Company Notice, you should rely on the statements made in the most recent document.

In making your decision as to whether to exercise the Put Option, you should read the information about us contained in this Company Notice together with the information contained in the documents to which we have referred you.

Notwithstanding the foregoing, the Schedule TO to which this Company Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Company Notice, we will amend the Schedule TO accordingly.

NO SOLICITATIONS

We have not, directly or indirectly, employed or retained, and we are not compensating, any persons to make solicitations or recommendations in connection with the Put Option.

DEFINITIONS

All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture or the Notes, as applicable.

CONFLICTS

In the event of any conflict between this Company Notice on the one hand and the terms of the Indenture or any applicable laws on the other hand, the terms of the Indenture or applicable laws, as the case may be, will control.

Neither the Company nor our Board of Directors or employees is making any recommendation to any Holder as to whether to exercise or refrain from exercising the Put Option. Each Holder must make his or her own decision whether to exercise the Put Option and, if so, the principal amount of Notes for which to exercise the Put Option based on his or her own assessment of current market value and other relevant factors.

HEALTH CARE REIT, INC.

SCHEDULE A

INFORMATION ABOUT THE EXECUTIVE OFFICERS

AND DIRECTORS OF THE COMPANY

The table below sets forth information about our executive officers and directors as of June 13, 2012. To the best of our knowledge after making reasonable inquiry, none of our executive officers or directors has beneficial ownership in the Notes.

Name	Position
George L. Chapman	Chairman of the Board, Chief Executive Officer and President
Scott M. Brinker	Executive Vice President—Investments
Scott A. Estes	Executive Vice President and Chief Financial Officer
Charles J. Herman, Jr.	Executive Vice President and Chief Investment Officer
Jeffrey H. Miller	Executive Vice President—Operations and General Counsel
John T. Thomas	Executive Vice President—Medical Facilities
Michael A. Crabtree	Senior Vice President and Treasurer
Erin C. Ibele	Senior Vice President—Administration and Corporate Secretary
Daniel R. Loftus	Senior Vice President
William C. Ballard, Jr.	Director
Daniel A. Decker	Director
Thomas J. DeRosa	Director
Jeffrey H. Donahue	Director
Peter J. Grua	Director
Fred S. Klipsch	Director
Judith C. Pelham	Director
Sharon M. Oster	Director
Jeffrey R. Otten	Director
R. Scott Trumbull	Director

The business address and telephone number of each executive officer and director is c/o Health Care REIT, Inc., 4500 Dorr Street, Toledo, Ohio 43615, (419) 247-2800.

A-1